Exhibit 1.1

SECURITIES PURCHASE AGREEMENT

This SECURITIES STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 25, 2021, by and between Happiness Biotech Group Limited, a Cayman Islands company (the “Company”) and the undersigned thereto (the “Purchasers”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement.

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to (i) an effective registration statement (the “Registration Statement”) on Form F-3 (file No. 333-250026) under the Securities Act of 1933, as amended (the “Securities Act”), the Purchasers desires to purchase from the Company, and the Company desires to sell and issue to the Purchasers 1,240,000 ordinary shares of the Company, $0.0005 par value per share (“Ordinary Shares”), and

NOW, THEREFORE, in consideration of the foregoing and the mutual promises hereinafter set forth, the Company and the Purchasers hereby agree as follows:

1. Purchase, Sale and Issuance of Ordinary Shares.

1.1 Sale and Issuance of Ordinary Shares. Subject to the terms and conditions set forth in this Agreement, the Company agrees to sell and issue to the Purchasers, severally and not jointly, 1,240,000 Ordinary Shares (the “Shares”) at a per share purchase price of $1.74 (“Purchase Price”) .

1.2 Closing. The purchase and sale of the Shares (the “Closing”) shall occur within two Trading Days as of the date hereof (“Closing Date”). Subject to the satisfaction or waiver of the conditions set forth in Section 5, the Closing shall take place remotely by the electronic exchange of documents and signatures commencing at 10:00 a.m. Eastern Time on the Closing Date. At the Closing, subject to the terms and conditions hereof, the Company will provide to its transfer agent, Vstock Transfer LLC (the “Transfer Agent”) an irrevocable instruction letter (the “Instruction Letter”), instructing the Transfer Agent to deliver to the Purchaser, through DWAC or DRS to the applicable brokerage account registered in the name of the Purchaser, the Shares, against transfer of Subscription Amount from Purchasers by wire transfer to an account designated by the Company. The “Subscription Amount” shall mean, to each Purchaser, the aggregate amount to be paid for the Shares as specified on their signature pages.

1.3 Deliveries at Closing.

(a) At each Closing, the Company shall deliver or cause to be delivered to the Purchaser:

(i) a copy of the prospectus supplement complying with Rule 424(b) of the Securities Act as filed with the SEC with respect to the Shares (the “Prospectus Supplement”);

(ii) a copy of the Instruction Letter; and

(iii) a certificate of the Secretary of the Company, dated as of the Closing, (A) certifying the resolutions adopted by the Company’s board of directors or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Shares, (B) certifying the current versions of the Organizational Documents, and (C) certifying as to the signatures and authority of persons signing the Transaction Documents on behalf of the Company.

(b) At each Closing, the Purchaser shall deliver or cause to be delivered to the Company the respective Subscription Amount by wire transfer of immediately available funds to an account designated by the Company.

1.4 Certain Adjustments. In the event that, between the date of this Agreement and a date upon which Shares are to be issued to and cleared by the Purchaser, any change in the Company’s outstanding Ordinary Shares shall occur as a result of any stock split, reverse stock split, stock dividend (including, without limitation, any dividend or distribution of Equity Interests convertible into or exchangeable for Ordinary Shares), recapitalization, reclassification, combination, and exchange of shares or other similar event the Company and the Purchasers agree to equitably adjust the terms hereof to reflect such event and to provide for the same economic effect as contemplated by this Agreement prior to such event, as per Section 8.8; provided that nothing in this Section 1.4 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to this Agreement.

1.5 Ownership Limitations. Notwithstanding the foregoing, unless the Purchasers delivers to the Company written notice at least sixty-one (61) days prior to the effective date of such notice that the provisions of this paragraph (the “Limitation on Ownership”) shall be adjusted to 9.99% with respect to the Purchaser, in no event shall the Company issue to the Purchaser, Shares to the extent that such conversion would result in the Purchasers and its affiliates together beneficially owning more than 4.99% of the then issued and outstanding shares of Ordinary Shares. For purposes hereof, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13D-G under the Exchange Act.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchasers as follows:

2.1 Organization; Standing; Power. The Company and each of its Subsidiaries (i) is an entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and (ii) has the requisite power and authority to own and use its properties and assets and to carry on its business as now being conducted. Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a Company Material Adverse Effect.

2.2 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereunder and thereunder have been duly authorized by the board of directors of the Company and no other corporate proceedings or action on the part of the Company or the Company’s stockholders are necessary to approve this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereunder or thereunder. This Agreement and each other Transaction Document to which the Company is a party has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by the Ownership Approval (as defined below), gaming Laws and applicable bankruptcy, insolvency, moratorium, reorganization, or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

2.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 90,000,000 Ordinary Shares with a par value of US$0.0005 each and 10,000,000 Preferred Shares with a par value of US$0.0005 each.

(b) Except as set forth in the Company’s SEC Reports, as defined under 2.11(c), (i) there are (A) no outstanding Equity Interests of the Company, (B) no Equity Interests of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities of the Company or such Subsidiary, as the case may be, or (C) no options or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or such Subsidiary to issue, any Equity Interests of the Company or such Subsidiary, as the case may be, and (ii) there are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company or such Subsidiary.

(c) The issuance and sale of the Shares will not obligate the Company or any Subsidiary to issue any Equity Interest to any Person and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities.

(d) All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.

(e) There are no shareholders’ agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

2.4 Valid Issuance. The Shares are duly authorized and, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company, and will not have been issued in violation of the preemptive rights of any security holders of the Company arising as a matter of Law or under or pursuant to the Organizational Documents or any other material agreement or instrument to which the Company or any Subsidiary is a party or bound or by which any property or asset of the Company or any Subsidiary is bound or affected and that is attached as an exhibit to a report filed by the Company with the SEC (each a “Material Agreement”).

2.5 Legal Proceedings. There is no Action pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties which would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary, nor, with respect to the Company or any Subsidiary, any current director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been and there is not pending or, to the knowledge of the Company, threatened, any investigation by the SEC involving the Company, any Subsidiary or any current director or officer of the Company. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.

2.7 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for the sale of the Shares hereunder based upon arrangements made by or on behalf of the Company.

2.8 No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Shares and the consummation by it of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Company’s Organizational Documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Agreement, or (iii) conflict with or result in a violation of any Law or other restriction of any Governmental Authority to which the Company or a Subsidiary is subject (including, without limitation, federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of clause (ii) and (iii), such as would not reasonably be expected to have a Company Material Adverse Effect.

2.9 Subsidiaries. Except as set forth in the Company’s SEC Reports, the Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens. All of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

2.10 Filings, Consents and Approvals. The Company is not required to obtain any approval, consent, license, permit, waiver, authorization, franchise, certification, clearance, confirmation from or Order of, give any notice to, or make any filing or registration with (collectively, “Consent”), any Governmental Authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than such notifications or filings as are required to be made under the laws of the Cayman Islands.

2.11 Registration Statement; SEC Reports.

(a) The Registration Statement is effective under the Securities Act and no stop order preventing or suspending the effectiveness of the Registration Statement or suspending or preventing the use of the Base Prospectus has been issued by the Commission and no proceedings for that purpose have been instituted or, to the knowledge of the Company, are threatened by the SEC. At the time the Registration Statement and any amendments thereto became effective, at the time the Base Prospectus or any amendment or supplement thereto was issued and at the Closing, the Registration Statement, the Base Prospectus, the Prospectus Supplement complied in all material respects with the requirements of the Securities Act and did not contain any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including, without limitation, pursuant to Section 13(a) or 15(d) thereof, for the two (2) years preceding the date of determination (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) As of the date of this Agreement, the Company is eligible to use Form F-3 under the Securities Act.

2.12 Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, there has been no event, occurrence or development that has had or would reasonably be expected to have a Company Material Adverse Effect.

2.13 Listing and Maintenance Requirements. The Ordinary Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to terminate the registration of the Ordinary Shares under the Exchange Act nor has the Company received any written notification that the SEC is contemplating terminating such registration. The Company has not, in the twelve (12) months preceding the date of determination, received written notice from Nasdaq to the effect that the Company is not in compliance with the Nasdaq listing or maintenance requirements. The Company is in compliance in all material respects with all such listing and maintenance requirements.

2.14 No Particular Holding Period. Notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, the Company understands and acknowledges that the Purchasers has not been asked to agree, nor has the Purchasers agreed, to desist from purchasing or selling securities of the Company or to hold the Shares or any other Company securities for any specified term.

2.15 Regulatory Permits. The Company and the Subsidiaries possess all Consents and regulatory permits necessary to conduct the Company’s business operations under all applicable Laws, except where the failure to possess such Consents could not have or reasonably be expected to result in a Company Material Adverse Effect, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such Consents or regulatory permits.

3. Representations and Warranties of the Purchasers. The Purchasers hereby severally and not jointly represents and warrants to the Company as follows:

3.1 Organization; Standing; Power. Each of the Purchasers is a natural person with legal capacity or an entity duly (i)  incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and (ii) has the requisite power and authority to own and use its properties and assets and to carry on its business as now being conducted. The Purchasers is not in violation or default of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents. The Purchasers is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Purchasers Material Adverse Effect.

3.2 Authority. Each of the Purchasers has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Purchasers and the consummation by the Purchasers of the transactions contemplated hereunder and thereunder have been duly authorized by the board of directors or similar governing body of the Purchasers and no other proceedings on the part of the Purchasers are necessary to approve this Agreement and the other Transaction Documents or to consummate the transactions contemplated hereunder or thereunder. This Agreement and each other Transaction Document to which each of the Purchasers is a party has been duly executed and delivered by the Purchasers and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of the Purchasers, enforceable against the Purchasers in accordance with its terms (except to the extent that enforceability may be limited by the Ownership Approval, gaming Laws, applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

3.3 Legal Proceedings. There are no Actions pending by or against or, to the knowledge of each of the Purchaser, threatened against, the Purchasers that would materially impair the ability of the Purchasers to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

3.4 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with transactions contemplated hereunder based upon arrangements made by or on behalf of the Purchaser.

3.5 Purchase for Own Account. Each of the he Purchasers is acquiring the Shares for its own account and not with a view to or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities Law, has no present intention of distributing any of such Shares in violation of the Securities Act or any applicable state securities Law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Shares in violation of the Securities Act or any applicable state securities Law; provided that by making this or any other representation in this Agreement or the other Transaction Documents, each of the Purchasers does not agree to hold any of the Shares for any minimum period of time and reserves the right, subject to the terms of this Agreement and the other Transaction Documents, at all times, to sell or otherwise dispose of or transfer all or any of the Shares in compliance with applicable federal and state securities Laws.

3.6 Purchasers Status; Investment Experience. Each of the he Purchasers is a “non-US person” as defined in Regulation S. Each of the Purchaser further makes the representations and warranties to the Company set forth on Exhibit A. Such Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and such Purchaser is not a broker-dealer, nor an affiliate of a broker-dealer.

4. Other Agreements.

4.1 Appropriate Actions. Subject to the terms and conditions of this Agreement, each of the Company and each of the Purchasers agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and assist the other party in doing, all things reasonably necessary, proper or advisable to obtain satisfaction of the conditions precedent to the consummation of the transactions contemplated herein.

4.2 Public Announcements. So long as this Agreement is in effect, neither the Company nor the Purchasers shall issue any press release or make any public statement with respect to the transactions contemplated hereunder without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable U.S. national securities exchange or a Governmental Authority to which the relevant party is subject, in which case the party hereto required to make the release or announcement shall use its reasonable best efforts to allow the other party hereto reasonable time to comment on such release or announcement in advance of such issuance. Each of the parties hereto may issue a press release announcing the execution and delivery of this Agreement; provided that, such press release shall not be issued prior to the approval of each party hereto.

4.3 Securities Law Filings. The Company shall timely file all forms, reports and documents required to be filed by each with the SEC in connection with the execution of this Agreement and the transactions contemplated hereunder. If applicable, the Company shall take such action as the Company shall reasonably determine is necessary to comply with applicable securities or “Blue Sky” laws of the states in which the Shares are sold to the Purchasers.

5. Conditions to Closing.

5.1 Conditions Precedent to Obligations of the Purchasers. The obligation of the Purchasers to transfer funds at any time is subject to the Purchaser’s due diligence and confirmation that it is satisfied with the condition of the Company, including that on each installment.

(a) Company Representations and Warranties. Each representation and warranty of the Company set forth in Section 2, shall be true and correct as of the date of this Agreement and true and correct in all material respects (or, to the extent representations or warranties are qualified by materiality or Company Material Adverse Effect, in all respects) at and as of the date of the First Installment and Subsequent Installments, as applicable, as though made at and as of date of the First Installment and Subsequent Installments, respectively, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time).

(b) Performance of Obligations. The Company shall have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by the Company under this Agreement and the other Transaction Documents.

(c) No Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority that, in any case, prohibits or makes illegal the consummation of the issuance and sale of the Shares.

(d) Required Approvals and Consents. All Required Approvals and Consents necessary for the consummation of the transaction contemplated hereunder shall have been obtained.

(e) Nasdaq Listing. The Ordinary Shares (i) shall continue to be listed on Nasdaq, and (ii) shall not have been suspended, as of the First Installment and Subsequent Installments, by the SEC or Nasdaq from trading on Nasdaq nor shall suspension by the SEC or Nasdaq have been threatened, either (A) in writing by the SEC or Nasdaq or (B) by falling below the minimum listing maintenance requirements of Nasdaq.

5.2 Conditions Precedent to Obligations of the Company. The obligation of the Company to issue the Shares subject to the Company’s due diligence and confirmation that it is satisfied with the condition of the Purchasers, including that on each installment:

(a) Purchasers’ Representations and Warranties. Each representation and warranty of the Purchasers set forth in Section 3, shall be true and correct as of the date of this Agreement and true and correct in all material respects at and as of the date of the First Installment and Subsequent Installments, as applicable, as though made at and as of date of the First Installment and Subsequent Installments, respectively, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time).

(b) Performance of Obligations. The Purchasers shall have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by the Purchasers under this Agreement and the other Transaction Documents.

(c) No Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority that, in any case, prohibits or makes illegal the consummation of the issuance and sale of the Shares.

(d) Required Approvals and Consents. All Required Approvals and Consents necessary for the consummation of the transaction contemplated hereunder shall have been obtained.

(e) Nasdaq Listing. The Ordinary Shares (i) shall continue to be listed on Nasdaq, and (ii) shall not have been suspended, as of the First Installment and Subsequent Installments, by the SEC or Nasdaq from trading on Nasdaq nor shall suspension by the SEC or Nasdaq have been threatened, either (A) in writing by the SEC or Nasdaq or (B) by falling below the minimum listing maintenance requirements of Nasdaq.

6. Termination. This Agreement may be terminated at any time prior to the Closing:

6.1 by mutual written consent of the Purchasers and the Company;

6.2 by either the Company, on the one hand, or the Purchaser, on the other hand, if any Governmental Authority shall have issued, prior to the Closing, an Order permanently restraining, enjoining or otherwise prohibiting, the consummation of the sale and issuance of the Shares, and such Order shall have become final and non-appealable, or any Law enacted or promulgated by any Governmental Authority is in effect that prevents or makes illegal the sale and issuance of the Shares; provided that the right to terminate this Agreement pursuant to this Section 6.2 shall not be available to a party hereto if the issuance of, or failure to resolve or have vacated or lifted, such Order was primarily due to a breach by such party of any of its covenants or agreements under this Agreement;

6.3 by the Purchaser, if: (i) there has been a breach by the Company of its representations, warranties or agreements contained in this Agreement or any other Transaction Document, in each case, such that any condition contained in Sections 5.1(a) or 5.1(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) the Purchasers shall have delivered to the Company written notice of such breach, and (iii) such breach is not capable of cure within five (5) days; provided that the Purchasers shall not be permitted to terminate this Agreement pursuant to this Section 6.3 if the Purchasers is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

6.4 by the Company, if (i) there has been a breach by the Purchasers of its representations, warranties or agreements contained in this Agreement or any other Transaction Document, in each case, such that any condition for Closing contained in this Agreement is not reasonably capable of being satisfied while such breach is continuing, (ii) the Company shall have delivered to the Purchasers written notice of such breach, and (iii) such breach is not capable of cure within five (5) days; provided that the Company shall not be permitted to terminate this Agreement pursuant to this Section 6.4 if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

7. Effect of Termination. In the event of termination of this Agreement by either the Company or the Purchaser, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, this Agreement shall forthwith become void and have no further force and effect (other than Section 7 and Section 8, each of which shall survive termination of this Agreement); provided that nothing herein shall relieve any party from liabilities for damages incurred or suffered as a result of a willful and material breach of any representations, warranties, covenants or other agreements set forth in this Agreement prior to such termination.

8. Miscellaneous.

8.1 Survival. The representations and warranties of the Company and the agreements and covenants set forth in this Agreement shall survive the closing hereunder notwithstanding any due diligence investigation conducted by or on behalf of the Purchaser. The Company agrees to indemnify and hold harmless the Purchasers and all its officers, directors, employees and agents for loss or damage arising as a result of or related to any breach or alleged breach by the Company of any of its representations, warranties and covenants set forth in this Agreement or any of its covenants and obligations under this Agreement, including advancement of expenses as they are incurred.

8.2 Fees and Expenses. All fees and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, upon the first (1st) Business Day after such email is sent if written confirmation of receipt by email is obtained, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier if next Business Day delivery is requested, (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by United States registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party hereto to receive such notice:

If to the Company, addressed to it at:

Happiness Biotech Group Limited

No. 11, Dongjiao East Road, Shuangxi, Shunchang, Nanping City

Fujian Province, People’s Republic of China, 353000

Attention: Xuezhu Wang, Chief Executive Officer

E-mail: snow@fjxfl.com

With a copy to:

Hunter Taubman Fischer & Li LLC

800 3rd Ave, Suite 2800

New York, NY 10022

Attention: Joan Wu, Esq.

Email: Jwu@htflawyers.com

If to the Purchaser, please send to the address set forth in the signature page hereto.

8.4 Certain Definitions. For the purposes of this Agreement, the term:

“Actions” means a suit, claim, action, proceeding, arbitration, mediation, inquiry, notice of violation or investigation.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person as such terms are used in and construed under Rule 405 under the Securities Act.

“Base Prospectus” means the final base prospectus filed with or for the Registration Statement.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by applicable Law to close.

“Charter” means the Amended and Restated Memorandum of Association and Articles of Association of Happiness Biotech Group Limited.

“Closing” has the meaning as set forth in Section 1.2 of this Agreement.

“Closing Date” has the meaning as set forth in Section 1.2 of this Agreement.

“Company Material Adverse Effect” means any change, event, condition, occurrence, state of facts, development or effect that, individually or in the aggregate, would reasonably be expected to have (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document or the Collaboration Agreement, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, (iii) a fluctuation in the price of the Company’s Ordinary Shares that seems material to the Purchaser, (iv) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document or the Collaboration Agreement.

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Equity Interests” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including, without limitation, debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest or other instrument or right the value of which is based on any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) Ordinary Shares or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Ordinary Shares issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (d) Ordinary Shares issued pursuant to an offering with the Company’s existing placement agent), and (e) standard warrants to purchase Ordinary Shares.

“Governmental Authority” means any arbitrator, governmental or regulatory authority, agency, court, commission or other governmental body (federal, state, county, local or foreign).

“Instruction Letter” has the meaning as set forth in Section 1.2 of this Agreement.

“Law” means any applicable national, provincial, state, municipal and local laws (including, without limitation, common law), statutes, ordinances, codes, decrees, rules, regulations or Orders of any Governmental Authority, in each case, having the force of law.

“Lien” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction

“Nasdaq” means the Nasdaq Capital Market, LLC.

“Notice Date” has the meaning as set forth in Section 1.1 of this Agreement.

“Order” means any judgment, order, ruling, decision, writ, injunction, decree or arbitration award of any Governmental Authority.

“Organizational Documents” means the Company’s amended and restated memorandum and articles of association

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group, including, without limitation, a Governmental Authority.

“Purchasers Material Adverse Effect” means any change, event, condition, occurrence, state of facts, development or effect that, individually or in the aggregate, could have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, or (ii) a material adverse effect on the Purchaser’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document.

“Purchase Price” has the meaning as set forth in Section 1.1 of this Agreement.

“Registration Statement” means the Company’s Registration Statement on Form F-3 (File No. 333-250026).

“Rule 144” means Rule 144 promulgated under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” has the meaning as set forth in Section 1.1 of this Agreement

“Subsidiary” means any direct or indirect subsidiary of the Company and shall also include any direct or indirect subsidiary of the Company formed or acquired after the date of this Agreement.

“Transaction Documents” means this Agreement, the Instruction Letter and all exhibits and schedules hereto and any other documents or agreements executed in connection with the transactions contemplated under this Agreement (but, for the avoidance of doubt, not the Registration Statement).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board, the OTCQB or OTCQX (or any successors to any of the foregoing).

“Transfer Agent” means Vstock Transfer LLC with its office located at 18 Lafayette Pl, Woodmere, NY 11598.

8.5 Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.6 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.7 Entire Agreement. This Agreement, the other Transaction Documents and the Collaboration Agreement and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

8.8 Amendment. This Agreement may only be amended by the mutual written agreement of the Purchasers and the Company.

8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void.

8.10 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.11 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all claims and causes of action based upon, arising out of or in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York and any appellate court from any thereof, in any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Law.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.12 Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party hereto has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party hereto shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

8.13 Specific Performance. Each party hereto hereby acknowledges and agrees that its failure to perform its agreements and covenants hereunder, including, without limitation, its failure to take all actions as are necessary on its part in accordance with the terms and conditions of this Agreement to consummate the transactions contemplated hereby, will cause irreparable injury to the other party hereto, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereto hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, without any requirement that a bond or other security be posted.

8.14 Replacement of Shares. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company and the Transfer Agent of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company and the Transfer Agent for any losses in connection therewith or, if required by the Transfer Agent, a bond in such form and amount as is required by the Transfer Agent. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement certificate or instrument. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

8.15 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

8.16 Construction. The parties hereto agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. The preamble and recitals to this Agreement are hereby incorporated by reference into this Agreement.

[SIGNATURE PAGE FOLLOWS]

The parties have executed this Securities Purchase Agreement as of the date first written above.

COMPANY:

HAPPINESS BIOTECH GROUP LIMITED

By:
Name:	Xuezhu Wang
Title:	Chief Executive Officer

The parties have executed this Securities Purchase Agreement as of the date first written above.

Purchaser

By:

Name:

Address:

Telephone:

Fax:

Email:

Number of Shares Purchased: __________________

Total Purchase Price: $________________

EXHIBIT A TO

THE SECURITIES PURCHASE AGREEMENT

NON U.S. PERSON REPRESENTATIONS

非美国主体声明

The Purchaser indicating that it is not a U.S. person, severally and not jointly, further represents and warrants to the Company as follows:

购买者表明其不是美国人，分别地并非联合地，进一步向公司声明和保证如下：

1.	At the time of (a) the offer by the Company and (b) the acceptance of the offer by such person or entity, of the Shares, such person or entity was outside the United States.

在(a) 公司提出股票的要约时，及 (b) 此人或企业接受要约时，此人或企业在美国境外。

2.	Such person or entity is acquiring the Shares for such Shareholder’s own account, for investment and not for distribution or resale to others and is not purchasing the Shares for the account or benefit of any U.S. person, or with a view towards distribution to any U.S. person, in violation of the registration requirements of the Securities Act.

此人或企业购买股票是为其自身投资用途，而并非为了分发或销售给他人，且购买股票并非为了任何美国人的利益，或打算违反证券法的注册要求分发给任何美国人。

3.	Such person or entity will make all subsequent offers and sales of the Shares either (x) outside of the United States in compliance with Regulation S; (y) pursuant to a registration under the Securities Act; or (z) pursuant to an available exemption from registration under the Securities Act. Specifically, such person or entity will not resell the Shares to any U.S. person or within the United States prior to the expiration of a period commencing on the Closing Date and ending on the date that is six months thereafter (the “Distribution Compliance Period”), except pursuant to registration under the Securities Act or an exemption from registration under the Securities Act.

此人或企业购买和出售股票元会(x)根据规则S在美国境外进行；(y) 根据证券法下的登记注册书；或(z) 根据证券法可以适用豁免。特别是，从交割结算日开始后六个月内（“分销特定期限”），此人或企业不得向任何美国个体出售或在美国境内出售，除非是根据证券法下的登记注册申请书或登记豁免进行出售。

4.	Such person or entity has no present plan or intention to sell the Shares in the United States or to a U.S. person at any predetermined time, has made no predetermined arrangements to sell the Shares and is not acting as a Distributor of such securities.

此人或企业目前没有任何计划或准备在任何预定的期限内在美国境内或向美国人出售股票，也没有任何预定的安排出售股票或作为证券的分销商。

5.	Neither such person or entity, its Affiliates nor any Person acting on behalf of such person or entity, has entered into, has the intention of entering into, or will enter into any put option, short position or other similar instrument or position in the U.S. with respect to the Shares at any time after the Closing Date through the Distribution Compliance Period except in compliance with the Securities Act.

此人或企业，关联人或任何代表人，没有签订或有意图在分销特定期限内在美国签订或会签订关于股票的任何卖方期权、短线持有或任何类似的工具或持有。

6.	Such person or entity consents to the placement of a legend on any certificate or other document evidencing the Shares substantially in the form set forth in Section 5.1.

此人或企业同意在任何股权证书或其他股票证明文件上根据第5.1条的格式印上限制交易。

7.	Such person or entity is not acquiring the Shares in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act.

此人或企业目前没有购买任何规避证券法登记条款的交易计划或设计中的股票。

8.	Such person or entity has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such person’s or entity’s interests in connection with the transactions contemplated by this Agreement.

此人或企业有充分的金融、证券、投资和其他商业知识和经验来保护本交易中自己的利益。

9.	Such person or entity has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Shares.

此人或企业在其认为必要的范围内就投资购买股票咨询了其税收、法律、会计和融资顾问。

10.	Such person or entity understands the various risks of an investment in the Shares and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Shares.

此人或企业明白作此投资的各种风险并且有能力在不确定的时间内承担这些风险，包括但不限于，完全损失掉其在股票中的投资。

11.	Such person or entity has had access to the Company’s publicly filed reports with the SEC and has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding the Company that such person or entity has requested and all such public information is sufficient for such person or entity to evaluate the risks of investing in the Shares.

此人或企业有途径获得公司向证监会申报的所有报表，而且在交易的过程中在其要求的前提下公司提供了其他公共信息，所有这些公共信息对于该人或企业评估投资风险是充分的。

12.	Such person or entity has been afforded the opportunity to ask questions of and receive answers concerning the Company and the terms and conditions of the issuance of the Shares.

此人或企业有机会就公司和投资股票发行的条件和规定提问和获得解答。

13.	Such person or entity is not relying on any representations and warranties concerning the Company made by the Company or any officer, employee or agent of the Company, other than those contained in this Agreement.

此人或企业没有依赖公司或任何管理人员、员工或代理在本协议之外所做的关于公司的任何陈述和保证。

14.	Such person or entity will not sell or otherwise transfer the Shares unless either (A) the transfer of such securities is registered under the Securities Act or (B) an exemption from registration of such securities is available.

此人或企业不会出售或转让股票，除非(A) 这些股票的转让已依据证券法登记注册或(B)可以适用登记注册豁免。

15.	Such person or entity represents that the address furnished on its signature page to this Agreement is the principal residence if he is an individual or its principal business address if it is a corporation or other entity.

此人或企业在签字页提供的地址是其主要住所地（如其为个人）或主要营业地（如其为公司或其他实体）。

16.	Such person or entity understands and acknowledges that the Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Company that has been supplied to such person or entity and that any representation to the contrary is a criminal offense.

此人或企业了解并认同投资股票没有经任何联邦或州的证监会或监管机构推荐，以下机构也没有确认或决定过提供给此人或企业的公司的信息的准确性；与此相反的情况将构成刑事犯罪。